Exhibit 8.1
Brown, Winick, Graves, Gross,
Baskerville and Schoenebaum, P.L.C.
ATTORNEYS AT LAW

666 GRAND AVENUE, SUITE 2000 DES MOINES, IOWA 50309-2510	Bruce Graves Steven C. Schoenebaum Harold N. Schneebeck	James L. Pray Brenton D. Soderstrum Michael D. Treinen	Dustin D. Smith Alexander M. Johnson	Patents and Trademarks G. Brian Pingel Camille L. Urban
TELEPHONE: (515) 242-2400 FACSIMILE: (515) 283-0231	Paul D. Hietbrink William C. Brown Richard K. Updegraff Paul E. Carey Douglas E. Gross	Scott L. Long Ronni F. Begleiter Miranda L. Hughes Kelly D. Hamborg William E. Hanigan	Rebecca A. Brommel Mark E. Roth Tina R. Thompson Catherine C. Cownie Laura N. Martino	Adam W. Jones
URL: www.ialawyers.com	John D. Hunter James H. Gilliam Robert D. Andeweg Alice Eastman Helle	Mary A. Ericson Michael J. Green Michael A. Dee Danielle Dixon Smid	Amy R. Piepmeier Elizabeth A. Coonan Britney L. Schnathorst Sara L. Keenan
Offices in: West Des Moines, Iowa Pella, Iowa	Michael R. Blaser Thomas D. Johnson Christopher R. Sackett Sean P. Moore Nancy S. Boyd	Brian P. Rickert Valerie D. Bandstra Ann Holden Kendell James S. Niblock Brian M. Green	Rebecca A. Reisinger Leanna Daniels Whipple Justin T. Lange Kevin J. Howe	Of Counsel: Richard W.Baskerville
Walter R. Brown (1921-2000)

WRITER’S DIRECT DIAL NO.
(515) 242-2416
WRITER’S DIRECT FAX NO.
(515) 323-8516
WRITER’S E-MAIL ADDRESS
carey@ialawyers.com
February 8, 2006
Board of Directors
Cardinal Ethanol, LLC
2 OMCO Square, Suite 201
Winchester, IN 47394
Re: 2006 Registration Statement on Form SB-2; Tax Matters
Dear Sirs:
As counsel for First United Ethanol, LLC, (the “Company”), we furnish the following opinion in connection with the proposed issuance by the Company of up to 16,400 of its membership interests (the “Units”).
We have acted as legal counsel to the Company in connection with its offering of the Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement dated February 10, 2006 (the “Registration Statement”).
You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.
Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading “Federal Income Tax Consequences of Owning Our Units” reflect our opinion. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of Units, insofar as it relates to matters of law and legal conclusions. That section also addresses all material federal income tax consequences to prospective Unit holders of the ownership and disposition of Units.
Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The opinion expressed herein shall be effective as of the date of effectiveness of the Company’s Registration Statement. The opinion set forth herein is based upon known facts and existing law and regulations, all of which are subject to change prospectively and retroactively. We assume no obligation to revise or supplement such opinions as to future changes of law or fact.
An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is it an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
We consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.
Yours truly,
Paul E. Carey